Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Jeffrey P. Oldenkamp
November 1, 2017		Chief Financial Officer
Hawkins, Inc.		612/331-6910
2381 Rosegate		Jeff.Oldenkamp@HawkinsInc.com
Roseville, MN 55113

HAWKINS, INC. REPORTS
SECOND QUARTER FISCAL 2018 RESULTS

Minneapolis, MN, November 1, 2017 – Hawkins, Inc. (Nasdaq: HWKN) today announced second quarter results for fiscal 2018. Sales of $125.4 million for the three months ended October 1, 2017 represented an increase of 3.4% from $121.3 million for the same period of the prior year. Net income was $5.2 million, or $0.49 per diluted share, compared to net income of $7.2 million, or $0.68 per diluted share, for the same period in fiscal 2017.

For the six months ended October 1, 2017, Hawkins reported sales of $259.1 million as compared to $252.6 million for the same period of the prior year. Net income for the first half of fiscal 2018 was $11.0 million, or $1.04 per fully diluted share, compared to $14.8 million, or $1.40 per fully diluted share, for the first half of fiscal 2017.

“Our second quarter and year-to-date results were negatively impacted by two key factors. The first key factor was investments made to facilitate future growth in all parts of our Company, and to comply with increased customer and regulatory requirements,” said Patrick Hawkins, Chief Executive Officer and President. “The investments in people and equipment were necessary for us to continue to offer best-in-class service and manufacturing operations. We believe most of these investments are behind us and we remain focused on controlling our costs. The second key factor impacting our results was rapidly rising material costs and competitive pressures that limited our ability to pass all of these cost increases along to our customers.”

Mr. Hawkins continued, “We have seen strong sales of certain higher margin specialty products that has offset some of the impact of competitive pricing pressures, and continue to work to expand our offerings to bring new applications and opportunities to market.”

For the second quarter of fiscal 2018, sales increased 3.4% to $125.4 million. Industrial segment sales were $58.7 million, an increase of $2.8 million, or 5.1%, from the same period of the prior year. Although overall sales volumes decreased, sales dollars increased due to a product mix shift to more sales of certain specialty products with higher per-unit selling prices, and, to a lesser extent, increased costs on one of our major commodities that resulted in higher selling prices on certain products. Water Treatment segment sales were $38.2 million for the most recent quarter, an increase of $1.4 million, or 3.7%, from the same period of the prior year. Sales dollars increased as a result of increased sales of our specialty products. Sales for our Health and Nutrition segment were $28.5 million for both the three months ended October 1, 2017 and the same period of the prior year. Increased sales of distributed products were offset by decreased sales of our manufactured products.

Company-wide gross profit for the second quarter of fiscal 2018 was $24.1 million, or 19.2% of sales, a decrease of $2.9 million from $27.0 million, or 22.3% of sales, for the same period of the prior year. As a result of raw material cost increases, the current year increase in the LIFO reserve reduced gross profit by $0.6 million year over year. The decrease in gross profit was further negatively impacted by investments in personnel and equipment to drive future growth, product mix changes and competitive pricing pressures.

Gross profit for the Industrial segment was $8.3 million, or 14.2% of sales, for the quarter, a decrease of $1.9 million from $10.2 million, or 18.2% of sales, for the same period of the prior year. Raw material cost increases negatively impacted the quarter with the LIFO method of valuing inventory decreasing gross profit by $0.2 million in the current year while increasing gross profit by $0.3 million for the same period of the prior year. In addition, gross profit and gross profit as a percentage of sales were impacted in the current quarter by increased operating costs as we invest for future growth and to comply with increased regulatory requirements. Increased profits from sales of certain higher-margin specialty products were offset by lower profits on certain commodity products due to competitive pricing pressures.
Gross profit for the Water Treatment segment was $11.0 million, or 28.9% of sales, for the three months ended October 1, 2017 compared to $11.1 million, or 30.0% of sales, for the same period of the prior year. Despite increased sales volumes and revenues, gross profit was down slightly from a year ago due to raw material cost increases and competitive pricing pressures.

Gross profit for our Health and Nutrition segment was $4.8 million, or 16.8% of sales, for the second quarter of fiscal 2018 compared to $5.8 million, or 20.2% of sales, for the same period of the prior year. The decreases in gross profit and gross profit as a percentage of sales were primarily due to planned cost increases to drive future growth, including accelerated depreciation expense of $0.1 million related to the removal of manufacturing equipment to install newer, more efficient equipment, as well as decreased sales of manufactured products that carry higher per-unit margins.

Company-wide SG&A expenses were $14.8 million, or 11.8% of sales, for the quarter, compared to $14.9 million, or 12.3% of sales, for the same period of the prior year. The decrease was due to a decline in certain variable expenses.

Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended October 1, 2017 was $15.2 million, a decrease of $2.7 million, or 15%, from adjusted EBITDA of $17.9 million for the same period in the prior year. The decrease was due to the combined impact of reduced gross profit in our Industrial and Health and Nutrition segments and increased operating costs, offset slightly by the favorable year-over-year results in our Water Treatment segment.
Our effective income tax rate was 38.5% for the three months ended October 1, 2017 and 37.7% for the three months ended October 2, 2016. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals and other health and nutrition products for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measure
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Because adjusted EBITDA is an important performance indicator and a key compliance measure under our credit agreement, we are providing this financial measure which is not computed according to GAAP. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and acquisition costs, if applicable.

Adjusted EBITDA	Three Months Ended		Six Months Ended
(In thousands)	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Net Income (GAAP)	$5,210	$7,190	$11,041	$14,794
Interest expense	816	619	1,566	1,343
Income tax expense	3,261	4,352	6,913	9,114
Amortization of intangibles	1,427	1,521	2,856	3,043
Depreciation expense	4,092	3,688	8,494	7,241
Non-cash compensation expense	438	539	847	1,074
Stauber acquisition expenses	—	—	—	61
Adjusted EBITDA	$15,244	$17,909	$31,717	$36,670

Forward-Looking Statements

Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to the impact of the acquisition and other investments on our business operations and financial condition. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to maintain and integrate the acquired business, changes in competition and price pressure as a result of the pending acquisition or changes to our business resulting from the completed acquisition, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, and our ability to consummate and successfully integrate other future acquisitions. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 2, 2017, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

HAWKINS, INC. REPORTS
SECOND QUARTER, FISCAL 2018 RESULTS

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Six Months Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Sales	$125,395	$121,250	$259,126	$252,624
Cost of sales	(101,280)	(94,218)	(209,012)	(197,376)
Gross profit	24,115	27,032	50,114	55,248
Selling, general and administrative expenses	(14,828)	(14,871)	(30,594)	(29,997)
Operating income	9,287	12,161	19,520	25,251
Interest expense, net	(816)	(619)	(1,566)	(1,343)
Income before income taxes	8,471	11,542	17,954	23,908
Income tax provision	(3,261)	(4,352)	(6,913)	(9,114)
Net income	$5,210	$7,190	$11,041	$14,794

Weighted average number of shares outstanding - basic	10,605,629	10,536,309	10,594,309	10,524,724
Weighted average number of shares outstanding - diluted	10,650,585	10,586,939	10,641,731	10,581,253

Basic earnings per share	$0.49	$0.68	$1.04	$1.41
Diluted earnings per share	$0.49	$0.68	$1.04	$1.40

Cash dividends declared per common share	$0.44	$0.42	$0.44	$0.42